Exhibit 23.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Zymeworks Inc.

We consent to the incorporation by reference in the registration statement (No. 333-225556) on Form S-8 and registration statement (No. 333-228782) on Form S-3 of Zymeworks Inc. of our report dated March 6, 2019, with respect to the consolidated balance sheets of Zymeworks Inc. as of December 31, 2018 and 2017, the related consolidated statements of loss and comprehensive loss, changes in redeemable convertible preferred shares and shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Zymeworks Inc.

Our report on the consolidated financial statements refers to changes in accounting policies for revenue in 2018 due to the adoption of ASC 606 – Revenue from Contracts with Customers.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 6, 2019